Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134379) pertaining to the SkyWest, Inc. Employees’ Retirement Plan of our report dated July 13, 2007, with respect to the financial statements and schedule of the SkyWest, Inc. Employees’ Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Tanner LC

Salt Lake City, Utah
July 13, 2007